EXHIBIT B


                            SRNB AFFILIATE AGREEMENT


         I, the undersigned, have been advised that as of the date hereof I may be deemed to be (but I do not hereby admit to being) an affiliate of Six Rivers National Bank ("SRNB") for purposes of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Rule 145"). The following undertaking is given pursuant to and in compliance with that certain Agreement and Plan of Reorganization and Merger among North Valley Bancorp ("NVBancorp"), NVB Interim National Bank ("Interim Bank") and SRNB dated as of October 1, 1999 (the "Reorganization Agreement"), which provides that SRNB shall merge with and into Interim Bank (the "Merger"), and the surviving national bank will continue as a wholly-owned subsidiary of NVBancorp under the national bank charter number and name of "Six Rivers National Bank." Capitalized terms used herein and not defined herein shall have the meanings given to them in the Reorganization Agreement.

         I understand that NVBancorp is relying on the performance of the covenants contained herein to insure that they obtain the desired pooling-of-interests accounting treatment as a result of the Merger and to avoid any appearance of improper manipulation of NVBancorp's stock price or insider trading in the period prior to the Merger.

         I hereby agree that during the period beginning on ____________, 1999 (or such later date as NVBancorp may notify me in writing), and ending on the date on which the Effective Time of the Merger occurs, which in either event shall not exceed thirty (30) days prior to the Effective Time of the Merger, I will not offer to sell or purchase, sell, transfer, purchase or acquire, publicly or privately, any shares of NVBancorp common stock ("NVBancorp Share" or "NVBancorp Shares") or SRNB common stock ("SRNB Share" or "SRNB Shares"), or cause any other person to do any of the above, except as a result of the conversion in the Merger of any SRNB Shares or options to purchase SRNB Shares held by me.

         I hereby also agree that during the period beginning on the date on which the Effective Time of the Merger occurs and ending on the date of release and publication to the general public of financial results covering at least thirty (30) days of post-merger combined operations of NVBancorp and SRNB, I will not offer, sell or transfer, publicly or privately, any NVBancorp Shares, and that I will not during such period commit or agree to sell or transfer any of such NVBancorp Shares after such period.

         I hereby also agree that at no time will I offer, sell or transfer, publicly or privately, any NVBancorp Shares acquired by me in the Merger, whether in exchange for SRNB Shares or for or upon exercise of options to purchase such SRNB Shares, except:

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                  (i)   Pursuant to a then current effective registration under
         the Securities Act of 1933, as amended (the "1933 Act"); or

                  (ii) Pursuant to the provisions of Rule 145(d) under the 1933 Act; or

                  (iii) If counsel representing me, satisfactory to NVBancorp, shall have advised NVBancorp in a written opinion letter in form and substance satisfactory to NVBancorp and its counsel and upon which NVBancorp and its counsel may rely, that no registration under the 1933 Act would be required in connection with the proposed sale, transfer or other disposition.

         I agree and confirm that:

                  (i) the NVBancorp Shares to be acquired by me upon consummation of the Merger (such NVBancorp Shares being sometimes referred to for purposes of this Agreement as "Acquired Shares") will not be acquired with a view to the sale or distribution thereof except as permitted by Rule 145;

                  (ii) the certificate representing the Acquired Shares or any substitutions therefor, may be subject to stop transfer instructions which confirm that such securities representing NVBancorp Shares have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the 1933 Act applies and that such securities may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except
         (i) pursuant to a then current effective registration statement under the 1933 Act, (ii) in a transaction permitted by Rule 145 as to which the issuer has, in the opinion of its counsel, received reasonably satisfactory evidence of compliance with the provisions of Rule 145, or
         (iii) in a transaction which, in the opinion of counsel satisfactory to the issuer or as described in a "no action" or interpretive letter from the staff of the Securities and Exchange Commission is not required to be registered under the 1933 Act.

         It is understood and agreed that any stop transfer instructions shall be removed if the undersigned shall have delivered to NVBancorp a written opinion letter in form and substance satisfactory to NVBancorp and its counsel and upon which NVBancorp and its counsel may rely, from counsel satisfactory to NVBancorp, that no registration under the 1933 Act would be required in connection with the proposed sale, transfer or other disposition.


Date: ____________________           Signed: ___________________________________

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